MICHAEL J HADZIPANAJOTIS, CPA

CPA & Consulting Services

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 25, 2019 relating to the balance sheet of Cannabinoid Biosciences, Inc. as of December 31, 2018, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the period from May 6, 2014 (inception) to December 31, 2018, and the related notes to the financial statements.

/s/ MICHAEL J HADZIPANAJOTIS, CPA                                                                     3/25/2019

Belmont, MA